EXECUTION VERSION

LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS

PURCHASE AGREEMENT

December 5, 2011

By and Among

CIG PROPERTIES, INC.,

CIG WIRELESS CORP.

BAC BERLIN ATLANTIC HOLDING GMBH & CO. KG

and

COMMUNICATIONS INFRASTRUCTURE GROUP, LLC

LIMITED LIABILITY COMPANY
MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS PURCHASE AGREEMENT, dated December 5, 2011, by and among CIG Properties, Inc., a Delaware corporation (“Purchaser”), BAC Berlin Atlantic Holding GmbH & Co. KG, a German Kommanditgesellschaft(“Seller”), Communications Infrastructure Group, LLC, a Delaware limited liability company (the “CI Group”); and CIG Wireless Corp., a Nevada corporation (the “Parent Company”);

WHEREAS, Seller owns one hundred percent (100%) of the membership interests of the CI Group (the “Membership Interests”) representing all rights of the CI Group;

WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, 100% of the Membership Interests of the CI Group presently owned by Seller; and

WHEREAS, Parent Company, on behalf of Purchaser, desires to issue to the Seller Seven Hundred Fifty Thousand (750,000) shares of Company common stock, $.00001 par value (the “Common Stock”) at a value of Two U.S. Dollars ($2.00) per share, in consideration for the acquisition by the Purchaser of the Membership Interests, and the Seller desires to acquire such Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions. (a)  As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any Option) of that Person or any of its Affiliates, or (iii) any member, director, partner, officer, agent, employee or relative of such Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Limited Liability Company Membership Interests Purchase Agreement, the Exhibits and the certificates delivered in connection herewith, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, the CI Group, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Permits, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” means the management of wireless communication towers and other wireless infrastructure.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business or Condition of the CI Group” means the business, condition (financial or otherwise), results of operations and Assets and Properties of the CI Group.

“CI Group” has the meaning set forth in the introduction to this Agreement.

“CI Group Charter” has the meaning ascribed to it in Section 3.1(b).

“Claim” means any and all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, controversies, Damages (as defined herein), judgments, executions, losses, expenses, claims, and demands.

“Claim Notice” means a written notification pursuant to Section 9.3 of an Indemnifiable Claim as to which indemnity under Article IX is sought by an Indemnitee, enclosing a copy of all papers served, if any, on the Indemnitee.

“Closing” means the closing of the transactions contemplated by Section 2.2.

“Closing Date” means December 5, 2011 or such other date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” has the meaning ascribed to it in the Recitals of this Agreement.

“Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or other commitment (whether written or oral).

“Damages” means any and all damages, losses, Liabilities, costs, expenses, or judgments of any kind or nature whatsoever (including reasonable attorneys’, accountants’, and experts’ fees, disbursements, and other costs and expenses actually incurred in pursuing or defending Claims).

“Financial Statements” has the meaning set forth in Section 6.8.

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in all prior comparable periods.

“Governmental or Regulatory Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any arbitrator, tribunal or panel of arbitrators.

“Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any environmental law, and (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

“Indebtedness” means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (vii)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (viii) all Indebtedness of any other Person referred to in clauses (i) through (vii) above, guaranteed, directly or indirectly, by that Person.

“Indemnitee” has the meaning ascribed to it in Article IX.

“Indemnitor” has the meaning ascribed to it in Article IX.

“IRS” means the United States Internal Revenue Service.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Indemnifiable Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

“Membership Interest” has the meaning ascribed to it in the forepart of this Agreement.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interest of such Person, including without limitation any rights to participate in the equity, income or election of directors, management committee members or officers of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Parent Company” has the meaning ascribed to it in the forepart of this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Person” means any individual, corporation, joint stock company, limited liability company or partnership, general partnership, limited partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Representatives” has the meaning ascribed to it in Section 5.1(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Subsidiary” means any Person that, directly or indirectly through subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

“Tax” or “Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Returns” means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States Federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

(b)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the CI Group.

(c)           When used herein, the phrase “to the knowledge of ” any Person, “to the best knowledge of ” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, and (ii) with respect to any other Person, the actual knowledge of the officers.

ARTICLE II

SALE OF MEMBERSHIP INTERESTS; CLOSING

2.1           Purchase and Sale.  On the terms and subject to the conditions of this Agreement, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from Seller, one hundred percent (100%) of the Membership Interests, free and clear of all Liens, for the purchase price consideration of the Common Stock issued by the Parent Company, on behalf of Purchaser, to Seller.

2.2           Closing Deliveries.  The Closing hereby takes place at the offices of Wuersch & Gering LLP, 100 Wall Street, New York, New York 10005 on December 5, 2011 at 10:00 AM Eastern Standard Time, or at such other place or time as Purchaser, on the one hand, and the CI Group and Seller, on the other hand, mutually agree.  At the Closing, the Parent Company shall, on behalf of Purchaser, deliver to Seller one or more certificates representing the Common Stock;  Seller shall deliver to Purchaser one or more certificates representing all of the Membership Interests, together with all necessary instruments of transfer, in form and substance reasonably satisfactory to the Purchaser.  At the Closing, there shall also be delivered to the CI Group, Seller and Purchaser the certificates, documents and instruments to be delivered under Articles VI and VII.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
SELLER AND THE CI GROUP

Subject to the disclosures and exceptions contained in the Books and Records, each of Seller and the CI Group hereby jointly and severally represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement.

3.1           Organization of  Seller and the CI Group.  (a)  Seller is a German Kommanditgellschaft duly organized, validly existing and in good standing under the Laws of Germany.  Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the certificate of formation as in effect on the date hereof.

(b)  The CI Group is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.  The CI Group has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of its (i) certificate of formation of the CI Group with all amendments thereto (the “CI Group Charter”) and (ii) its operating agreement will all amendment thereto (the “CI Group Agreement”), in each case as in effect on the date hereof.

3.2           Power and Authority.  (a)  Seller has the requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly and validly executed and delivered by Seller, and constitutes, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

(b)  The CI Group has the requisite power and authority to execute and deliver this Agreement to which it is a party, and to perform its obligations hereunder.  The execution and delivery by the CI Group of this Agreement and the performance by the CI Group of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action of the member(s) of the CI Group.  This Agreement has been duly and validly executed and delivered by the CI Group and constitutes, a legal, valid and binding obligation of the CI Group, enforceable against the CI Group in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3           Capital.  As of the date hereof, Seller is the sole member of the CI Group and holds all of the Membership Interests in the CI Group.  There are no outstanding Options or agreements, arrangements or understandings to issue Options with respect to the CI Group and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of equity interests of the CI Group other than pursuant to the transactions contemplated hereunder.

3.4           Subsidiaries.  There are no Subsidiaries of the CI Group as of the date hereof.

3.5           No Conflicts.  The execution and delivery by Seller and the CI Group of this Agreement and the performance by Seller and the CI Group of its respective obligations hereunder does not and will not:  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the CI Group Charter or the CI Group Agreement; (b) subject to obtaining the consents, approvals and actions, making of requisite filings and giving of notices, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or the CI Group or any of their respective Assets and Properties; or (c)(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller or the CI Group to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, (vi) result in the creation of any new additional or increased liability of Seller or the CI Group under or (vii) result in the creation or imposition of any Lien upon Seller or the CI Group or any of their respective Assets and Properties under, any Contract or Permit to which Seller or the CI Group, is a party or by which any of their respective Assets and Properties are bound.

3.6           Governmental Approvals and Filings.  Except to the extent previously disclosed by the Seller to the Purchaser, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or the CI Group is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

3.7           Books and Records.  The minute books and other similar records of the CI Group as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of directors, members, stockholders, the management committee or boards of directors, subcommittees and committees of the board of directors of the CI Group.

3.8           Environmental Matters.  There is no environmental litigation or other environmental proceeding pending or, to the knowledge of Seller or the CI Group, threatened by any Governmental or Regulatory Authority or others with respect to the business of the CI Group.  To the knowledge of Seller and the CI Group no state of facts exists as to environmental matters or Hazardous Material that involves the reasonable likelihood of a material capital expenditure by the CI Group that may otherwise have a material adverse effect.  To the knowledge of Seller and the CI Group, no Hazardous Material has been treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by the CI Group in violation of any applicable environmental laws.  The environmental compliance programs of the CI Group comply in all material respects with all federal, state or local environmental laws, currently in effect.

3.9            No Undisclosed Liabilities.  The CI Group has no Liabilities of, relating to or affecting the CI Group or any of its Assets and Properties, except Liabilities disclosed by the Seller to the Purchaser and reflected on the Financial Statements.

3.10           Taxes.           (a)  Except as (i) as disclosed by the Seller and disclosed on the Financial Statements or (ii) otherwise contemplated by this Agreement, all Taxes which could constitute a lien on the Assets and Properties of the CI Group and which were due and payable by the CI Group on or before the Closing Date and all periods beginning and ending prior thereto have been or will be paid prior to delinquency.  All Tax Returns that have been filed by or with respect to the CI Group, or any affiliated, combined, consolidated, unitary or similar group of which the CI Group is or was a member (a "Relevant Group") with any Taxing Authority correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon in all material respects.

(b)  To its knowledge, the CI Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or due and payable to any employee, creditor, independent contractor or other third party.

(c)  Except as disclosed in the Financial Statements, the CI Group does not expect any Taxing Authority to assess any additional Taxes against or in respect of it for any past period.  Except as disclosed in the Financial Statements, there is no dispute or claim concerning any Tax liability of the CI Group either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to the CI Group.  No issues have been raised in any examination by any Taxing Authority with respect to the CI Group, which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.  The CI Group has delivered to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the CI Group, since formation.

(d)  The CI Group has not received any written ruling related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

(e)  None of the Assets and Properties of the CI Group constitute interests in any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(f)  No Taxing Authority has proposed Tax adjustments with respect to Seller or  the CI Group directly or indirectly in respect of an intercompany transaction or arrangement between or among Seller or the CI Group for any period ending on or prior to the Closing Date, including, without limitation (i) any tax arising from an adjustment in respect of such transaction or arrangement under Section 482 of the Code, the Treasury Regulations thereunder, any related provision or any similar provision of state, local or foreign law and (ii) any tax arising from a failure to fully comply with applicable documentation, record keeping and filing requirements in respect of such transaction or arrangement.

3.11           Legal Proceedings.  Except to the extent previously disclosed by the Seller to the Purchaser, (i) neither Seller, nor the CI Group has knowledge of any Orders outstanding against the CI Group; and (ii) there are no Actions or Proceedings pending or, to the knowledge of Seller or the CI Group  threatened (A) against, relating to or affecting  the CI Group or any of their respective Assets and Properties other than Actions or Proceedings not exceeding $100,000 and which individually or in the aggregate will not have a material adverse effect on the Business or Condition of the CI Group, or (B) which challenge the validity of the transactions contemplated by this Agreement.  The CI Group is not in default with respect to any Order of any court or Governmental or Regulatory Authority and there are no unsatisfied judgments against the CI Group.  There is not a reasonable likelihood of an adverse determination of any pending Action or Proceeding that would, individually or in the aggregate, have a material adverse effect on the Business or Condition of the CI Group.

3.12           Compliance With Laws and Orders.  The CI Group and the conduct of the Business by the CI Group and Seller are in compliance with all applicable Laws and Orders, except where the failure to comply would not have a material adverse effect on the Business or Condition of the CI Group.  Neither Seller nor the CI Group has any knowledge that it is not in compliance with any of such Laws or Orders where the failure to comply would have a material adverse effect on the Business or Condition of the CI Group.  Neither Seller nor the CI Group has any reasonable basis to anticipate that any presently existing circumstances are likely to result in violations of any such Laws or Orders which would, individually or in the aggregate, have a material adverse effect on the Business or Condition of the CI Group.

3.13           Contracts.  The CI Group has made available to the Purchaser true and complete copy of all Contracts, instruments and other documents binding the CI Group to legal obligations or performance of duties or services.  Each Contract constitutes a legal, valid and binding obligation of the CI Group, enforceable in accordance with its terms, of the CI Group and to the knowledge of CI Group, each Person that is party thereto.   There is no, and neither Seller nor the CI Group has any knowledge of any nor received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder, which would have a material adverse effect on the Business or Condition of the CI Group.

3.14           Permits.  The Seller has made available to Purchaser a true and complete list of all Permits used in and material to the business or operations of the CI Group.  To the extent previously disclosed by the Seller to the Purchaser: (i)  the CI Group owns or validly holds all Permits that are material to and necessary for the operation of the Business, (ii)  each Permit is valid, binding and in full force and effect and (iii)  the CI Group has not received any written notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit.

3.15           Employees. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the current employees of the CI Group, which could reasonably be expected to result in a material adverse effect on the Business or Condition of the CI Group.  To the knowledge of the CI  Group, no executive officer of the CI Group is now, or is expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the CI Group to any liability with respect to any of the foregoing matters.  To its knowledge, the CI Group is in compliance with all U.S. federal, state, and local laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business or Condition of the CI Group.

3.16           Affiliate Transactions.  Except to the extent of services contemplated to be rendered under internal inter-company service agreements among subsidiaries of the Parent Company, none of the members, officers or directors of Seller or the CI Group is presently a party to any transaction with the CI Group (other than for ordinary course services as officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such member, officer or director, to the knowledge of the CI Group, any Person in which any such member, officer or director has a substantial interest or is an officer, director, trustee or partner.

3.17           Brokers.  No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by Seller or the CI Group.

3.18           Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities.  Assuming the representations and warranties of Purchaser set forth in Section 4.3 are true and correct in all material respects, the offer and sale of the Membership Interests made pursuant to this Agreement is exempt from the registration requirements of the Securities Act.  Neither Seller, the CI Group nor any Person authorized to act on their behalf has, in connection with the offering of the Membership Interests, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the Securities Act), (ii) any action involving a public offering within the meaning of section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Membership Interests pursuant to this Agreement or that would violate applicable state securities or “blue sky” laws. Neither Seller nor the CI Group has made, directly or indirectly, any offer or sale of Membership Interests or of securities of the same or a similar class as the Membership Interests that, if as a result of the offer and sale of the Membership Interests contemplated hereby, could fail to be entitled to exemption from the registration requirements of the Securities Act.  As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Securities Act.

3.19           Disclosure.  All representations made by Seller or the CI Group herein do not contain any untrue statements of material fact nor omit any statements of material fact.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the CI Group that the statements contained in this Article IV are true and correct as of the date of this Agreement.

4.1           Organization; Power and Authority.  Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Purchaser has the requisite power and authority to execute and deliver this Agreement to which it is a party and to perform its obligations hereunder.  The execution and delivery by Purchaser of this Agreement, to which it is a party, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by Purchaser, no other action on the part of Purchaser being necessary.

4.2           No Conflicts.  The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not conflict with, or constitute a default under, any agreement, indenture or instrument to which Purchaser is a party, or any order, judgment or decree of any court or Governmental or Regulatory Authority having jurisdiction over Purchaser or any of its properties and, no consent, authorization or order of, or filing or registration with, any court or Governmental or Regulatory Authority is required by Purchaser for the execution, delivery and performance of this Agreement.

4.3           Purchase for Investment.  Purchaser is an “accredited investor” as that term is defined in Rule 501 under the Securities Act of 1933, as amended.  The Membership Interests will be acquired by Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Membership Interests in violation of the Securities Act, it being understood that the right to dispose of such Membership Interests shall be entirely within the discretion of Purchaser.

4.4           Brokers.  No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by Purchaser.

ARTICLE V
[Reserved]

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.1           Representations and Warranties.  Each of the representations and warranties made by each of Seller and the CI Group in this Agreement are true and correct in all material respects (if not qualified by materiality) and in all material respects (if qualified by materiality).

6.2           Performance.  Each of Seller and the CI Group shall have performed and in all material respects complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller or the CI Group, as the case may be, at or before the Closing.

6.3           Orders and Laws.  There is not in effect any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser, and there is not be pending or threatened any Action or Proceeding or any other action (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, Seller, or the CI Group or the transactions contemplated by this Agreement of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby or thereby, declare unlawful the transactions or events contemplated by this Agreement or present a risk of damages to Purchaser.

6.4           Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, Seller and the CI Group to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Purchaser, (iii) shall not impose any limitations or restrictions on Purchaser, (iv) shall not be subject to the satisfaction of any material condition that has not been satisfied or waived and (v) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

6.5           Third Party Consents.  The consents (or in lieu thereof waivers), and all other consents (or in lieu thereof waivers) to the performance by Purchaser, Seller and the CI Group of their obligations under this Agreement, or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, Seller or the CI Group is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser or the Business or Condition of the CI Group or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser in its reasonable discretion, (i) shall have been obtained, (ii) shall be in form and substance satisfactory to Purchaser in its reasonable discretion, (iii) shall not be subject to the satisfaction of any material condition that has not been satisfied or waived and (iv) shall be in full force and effect.

6.6           Good Standing Certificates.  Seller and the CI Group will deliver to Purchaser: (i) copies of the certificates of formation , including all amendments thereto, of the CI Group certified by the Secretary of State or other appropriate official of the jurisdiction of formation or incorporation, (ii) certificates from the Secretary of State or other appropriate official of the jurisdiction of organization to the effect that the CI Group is in good standing or subsisting in such jurisdiction, listing all charter documents of the CI Group on file and attesting to its payment of all franchise or similar Taxes, and (iii) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which Seller and the CI Group are qualified or admitted to do business to the effect that Seller or the CI Group is duly qualified or admitted and in good standing in such jurisdiction.

6.7           No Adverse Change.  There shall have occurred no material adverse change in the Business or Condition of the CI Group since the date hereof.

6.8           Audit Financial Statements and Audit Report.  Seller shall prior to Closing deliver to the Purchaser, true and complete copies of the statements of income-income tax basis, assets, liabilities and stockholders’ equity for the twelve-month periods audited financial statements of the CIG Operating Company, which shall be audited with respect to the twelve month periods ended September 30, 2010 and 2011, respectively (collectively, the “Financial Statements”) together with a signed audit report for each of the Financial Statements of a public accounting firm which is in good standing with the Public Company Accounting Oversight Board and which shall include consent for the Public Company to file such Financial Statements and such audit report with the SEC, and as to which such Financial Statements shall (a) be prepared in accordance with U.S. GAAP, (b) present fairly in all material respects the financial position results of operations and changes in cash flows of the CI Group with respect to each Financial Statements period, (c) be accurate, correct and complete in all material respects and consistent with the Books and Records of Seller and (d) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by Seller to the CI Group for U.S. federal income Tax purposes.

6.9           Common Stock.  The Seller shall have executed and delivered to Purchaser the Common Stock Purchase Agreement in the form attached hereto as Exhibit A, with respect to which all representations, warranties and covenants of Seller therein shall be true and complete on the date of Closing, and on which the Purchaser and the Parent Company of Purchaser may fully rely for purposes of issuance of the Common Stock to Seller pursuant to one or more exemptions from registration under the Securities Act.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER AND THE CI GROUP

The obligations of Seller and the CI Group hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller or the CI Group in their sole discretion):

7.1           Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality).

7.2           Performance.  Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.3           Orders and Laws.  There are not in effect any Orders or Laws restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.4           Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller, the CI Group and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Seller and the CI Group, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

7.5           Common Stock.  The Parent Company of Purchaser shall have taken any and all actions necessary to cause the due of issuance of the Common Stock at Closing.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS

8.1           Survival of Representations and Warranties.  The representations and warranties of the CI Group, Seller and Purchaser contained in this Agreement will survive the Closing until the first anniversary of the Closing Date; except that any representation or warranty that would otherwise terminate  will continue to survive if a Claim Notice shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX, but only with respect to matters described in such Claim Notice.

8.2           Survival.  The covenants and agreements of the parties contained in or made pursuant to this Agreement shall not survive Closing, unless any such covenant or agreement by its express terms states that it does so survive.

8.3           Effect of Knowledge.  If a party elects to proceed with the Closing and any specified condition in its favor is not satisfied or there exists a breach of any specified representation, warranty or covenant by the other party, such condition that is unsatisfied or the representation, warranty or covenant which is breached at the date of Closing shall be deemed to be waived by the party electing to proceed, and such other party shall be deemed to fully released and forever discharged by the party electing to proceed and on account of any and all Liabilities or Damages with respect to the same.  The provisions of this Section 8.3 shall survive Closing.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the consummation of the transactions contemplated hereby until the date which is one (1) year following the Closing Date (the “General Survival Date”), provided, however, that the representations and warranties set forth herein pertaining to Section 3.1 (Organization of Seller and CI Group); 3.2 (Power and Authority); 3.17 (No Brokers); 4.1 (Organization; Power and Authority), and 4.4 (No Brokers), shall survive indefinitely (each such date, including the General Survival Date, being a “Survival Date”); and provided, further, that if any notice of a Claim by a Purchaser Indemnified Party or a Seller Indemnified Party shall have been given prior to the applicable Survival Date, the representations and warranties that are the subject of such notice shall survive until such time as such Claim is finally resolved.  With the exception of Claims brought in connection with the representations and warranties described directly above in clause (i) (which survive indefinitely) or Claims which remain unresolved for which notice has already been given, at the end of all Survival Dates, no Claim may be brought against any party for indemnification (or otherwise for Damages) resulting from any breach of any representation or warranty contained in this Agreement.

9.2           Indemnification by Seller.  Seller agrees to defend, indemnify and hold harmless Purchaser (and each of its officers, directors, and employees) (each a “Purchaser Indemnified Party”) from and against any Damages arising out of, resulting from, or in connection with:

(a) any material misrepresentation or breach of any representation or warranty made by Seller in this Agreement; and

(b) the failure of Seller to substantially perform or observe in all respects any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

9.3           Indemnification by Purchaser. Purchaser agrees to defend, indemnify and hold harmless Seller and each of Seller’s officers, directors, and employees (each a “Seller Indemnified Party”), from and against any Damages arising out of, resulting from, or in connection with:

(a) any material misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement; and

(b) the failure of Purchaser to substantially perform or observe in all respects any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

9.4           Procedure for Indemnification.  After acquiring knowledge of any Damage or Claim for which Seller, on the one hand, or Purchaser, on the other hand, have agreed to provide indemnification under this Article (an “Indemnifiable Claim”), the Person to be indemnified (the “Indemnitee”) shall give to the indemnifying party (the “Indemnitor”) written notice (a “Claim Notice”) thereof; provided, however, that failure to provide such notice shall not relieve the Indemnitor of the obligation to indemnify the Indemnitee except to the extent such party had been materially prejudiced by such failure or delay.  If the Indemnitor acknowledges its obligation in writing to indemnify the Indemnitee for the Indemnifiable Claim (which acknowledgment may be made without admission of ultimate liability through a reservation of rights), the Indemnitor will have the right to control the defense of any proceeding relating thereto, unless it is relieved of its obligations to defend hereunder with respect to such defense by the Indemnitee and the Indemnitee has released the Indemnitor from its Liability with respect thereto, in which case, the Indemnitee shall pay its own expense of such defense.  If the Indemnitor controls the defense of such Indemnifiable Claim, the Indemnitee shall cooperate with the Indemnitor in resolving such matter including by providing the availability and cooperation of its employees who are familiar with the transactions out of which such Indemnifiable Claim may have arisen and by providing Indemnitor with necessary and relevant documents relating to the subject matter of such Indemnifiable Claim.  If the Indemnitor fails or refuses to acknowledge its obligation to undertake such defense, settlement or other resolution of such Indemnifiable Claim within thirty (30) days after receipt of the Claim Notice (which may be undertaken without admission of ultimate liability through a reservation of rights), then the Indemnitee may itself defend, settle or otherwise resolve the Indemnifiable Claim, and the Indemnitor shall be responsible for all reasonable costs incurred by the Indemnitee in connection therewith, provided any settlement of such Indemnifiable Claim shall require the consent of the Indemnitor, which shall not be unreasonably withheld, conditioned or delayed.  If the Indemnitor shall assume the defense, settlement or other resolution of any Indemnifiable Claim, it shall not settle the Indemnifiable Claim without the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all Liability with respect to such Indemnifiable Claim and in the case of a Claim related to Taxes, a release from all Liability for similar or related Claims.

9.5           Indemnification Exclusive Remedy.  Notwithstanding anything contained herein or in the Transaction Documents, except in the event of any matter for which injunctive or equitable relief is otherwise expressly provided herein, the remedies provided in this Article constitute the sole and exclusive remedies for recovery against an Indemnitor.

9.6           Insurance and Other Recoveries; Setoff.  The liability of an Indemnitor with respect to any claim under this Article shall be reduced by any insurance proceeds received by, or any other recovery from a third party received by, the Indemnitee as a result of any Indemnifiable Claim upon which such claim is based.

9.7           No Punitive or Consequential Damages.  No Indemnitee shall seek and no Indemnitor shall be liable for any punitive or consequential damages, including, but not limited to loss of revenue or income, or loss of business reputation or opportunity.

9.8           Survival.  The provisions of this Article 9 shall survive Closing.

ARTICLE X
MISCELLANEOUS

10.1            Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

(a)           If to Purchaser, to:

CIG Properties, Inc.
Five Concourse Parkway, Suite 3100
Atlanta, GA 30328
Telephone No.: 678-332-5000
Facsimile No.:  678-332-5050
Attn:  Akram Baker, CEO

with a copy to:
Wuersch & Gering LLP
100 Wall Street
New York, New York 10005
Telephone No.: (212) 509-5050
Facsimile No.:  (610) 819-9104
Attn:  Travis L. Gering

(b)           If to the CI Group or Seller to:

BAC Berlin Atlantic Holding GmbH & Co. KG
Five Concourse Parkway, Suite 3100
Atlanta, GA 30328
Telephone No.: 678-332-5000
Facsimile No.:  678-332-5050

with a copy to:
Hartman Simons & Wood LLP
6400 Powers Ferry Road, NW
Suite 400
Atlanta, Georgia 30339
Telephone No.:  678-528-4446
Facsimile No.:  770-951-5357
Attention:  Yvette Fallone-Tietje

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

10.2            Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof.

10.3            Fees and Expenses.  Each party will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

10.4            Public Announcements.  At all times at or before the Closing, Seller and the CI Group, on the one hand, and Purchaser, on the other hand, will not issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other.  If either party is unable to obtain the approval of its public statement or release from the other party and such statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required statement or release and promptly furnish the other party with a copy thereof.  Seller, the CI Group and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

10.5            Further Assurances.  At any time or from time to time after the Closing, each of the parties hereto shall execute and deliver to the other such other documents and instruments, provide such materials and information and take such other actions as such other party may reasonably request to more effectively to vest title to the Membership Interests in Purchaser and to otherwise cause each of the parties hereto to fulfill their other obligations under this Agreement.

10.6            Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.7            Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

10.8            Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article IX.

10.9            No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by the parties hereto without the prior written consent of the other parties and any attempt to do so will be void ab initio.  Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, including, without limitation, any holder of the Membership Interests.

10.10           Headings; Construction.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

10.11           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.12           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.13           Jurisdiction and Venue; Jury Trial Waiver.  Each party acknowledges and agrees that any legal action, proceeding, or litigation arising out of or in any way related to this Agreement shall be instituted in the United States District Court for the Northern District of Georgia or any State of Georgia court having jurisdiction over the subject matter of the dispute or matter.  Each party agrees to submit to the jurisdiction of and agree that the venue is proper in those courts in any legal action, proceeding, or litigation arising out of or in any way related to this Agreement.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL ACTION, PROCEEDING, OR LITIGATION ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

10.14          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic (pdf) signatures, each of which shall be deemed to be an original.

10.15          Business Day Convention.  Should any time period provided in this Agreement expire on a Saturday, Sunday or legal holiday, such time period shall automatically be extended to the next date that is not a Saturday, Sunday or legal holiday.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

COMMUNICATIONS INFRASTRUCTURE GROUP, LLC

By:	/s/ Melissa Spinella
Name: Melissa Spinella
Title: Vice President

BAC Berlin Atlantic Holding GMBH & CO. KG

By:	BAC Verwaltung GmbH, its General Partner

By:	/s/ Stefan Beiten
Name: Stefan Beiten
Title: Managing Director

CIG PROPERTIES, INC.

By:	/s/ Akram Baker
Name: Akram Baker
Title: Chief Executive Officer

PARENT COMPANY: CIG WIRELESS CORP.

By:	/s/ Akram Baker
Name: Akram Baker
Title: Chief Executive Officer

Exhibit A                      Common Stock Purchase Agreement